UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 6, 2025

GUARDANT HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38683	45-4139254
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3100 Hanover Street

Palo Alto, California 94304

(Address of principal executive offices) (Zip Code)

855-698-8887

(Registrant’s telephone number, include area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	GH	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On February 6, 2025, Guardant Health, Inc. (the “Company”) entered into privately negotiated exchange agreements (the “Exchange Agreements”) with certain holders of its outstanding 0% Convertible Senior Notes due 2027 (the “2027 Notes”), pursuant to which the Company will issue $600 million aggregate principal amount of 1.25% Convertible Senior Notes due 2031 (the “New Notes”) in exchange for the retirement of approximately $659.3 million principal amount of 2027 Notes (the “Transactions”). Following the closing of the Transactions, which is expected to occur on or about February 14, 2025 (the “Closing Date”), subject to customary closing conditions, approximately $490.7 million in aggregate principal amount of 2027 Notes will remain outstanding with terms unchanged.

In connection with the Transactions, the Company intends to repurchase approximately $45 million of shares of its common stock (the “common stock”), from certain participants in the Transactions through a financial intermediary at the last reported sale price of the common stock on February 6, 2025, and the Company has been advised that the exchange agent for the Exchange Transactions intends to purchase approximately $35 million of shares of the Company’s common stock from certain participants in the Transactions through a financial intermediary at the last reported sale price of the common stock on February 6, 2025.

The New Notes will be issued pursuant to, and governed by, an indenture (the “New Notes Indenture”), dated as of the Closing Date, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). When issued pursuant to the New Notes Indenture, the New Notes will be senior unsecured obligations of the Company and will bear interest at a rate of 1.25% per annum, payable semi-annually in arrears on each February 15 and August 15, commencing on August 15, 2025. Special interest may accrue on the New Notes in certain circumstances at a rate per annum not to exceed 0.50% (subject to certain exceptions). The New Notes will mature on February 15, 2031, unless earlier repurchased, redeemed or converted.

Before November 15, 2030, noteholders will have the right to convert their New Notes only upon the occurrence of certain events. From and after November 15, 2030, noteholders may convert their New Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. The Company will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at the Company’s election. The initial conversion rate will be 16.0716 shares of common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $62.22 per share of common stock, which reflects a conversion premium of approximately 35% to the last reported sale price of the Company’s common stock on February 6, 2025. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events.

The Company may not redeem the New Notes at its option at any time before February 21, 2028. The New Notes will be redeemable, in whole or in part (subject to the “Partial Redemption Limitation” (as defined in the New Notes Indenture)), at the Company’s option at any time, and from time to time, on or after February 21, 2028 and on or before the 25th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, but only if the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price on (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (ii) the trading day immediately before the date the Company sends such notice. In addition, calling any New Note for redemption will constitute a Make-Whole Fundamental Change with respect to that New Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted after it is called for redemption.

The New Notes Indenture will provide that, if certain corporate events that constitute a “Fundamental Change” (as defined in the New Notes Indenture) occur, then, subject to a limited exception for certain cash mergers, noteholders may require the Company to repurchase their New Notes at a cash repurchase price equal to the principal amount of the New Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. The definition of Fundamental Change includes certain business combination transactions involving the Company and certain de-listing events with respect to the Company’s common stock.

The New Notes have customary provisions relating to the occurrence of “Events of Default” (as defined in the New Notes Indenture), which include the following: (i) certain payment defaults on the New Notes (which, in the case of a default in the payment of interest on the Notes, will be subject to a 30-day cure period); (ii) the Company’s failure to send certain notices under the New Notes Indenture within specified periods of time; (iii) the Company’s failure to comply with certain covenants in the Indenture relating to the Company’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to another person; (iv) a default by the Company in its other obligations or agreements under the New Notes Indenture or the New Notes if such default is not cured or waived within 60 days after notice is given in accordance with the New Notes Indenture; (v) certain defaults by the Company or any of its significant subsidiaries with respect to indebtedness for borrowed money of at least $100,000,000; and (vi) certain events of bankruptcy, insolvency and reorganization involving the Company or any of the Company’s significant subsidiaries.

If an Event of Default involving bankruptcy, insolvency or reorganization events with respect to the Company (and not solely with respect to a significant subsidiary of the Company) occurs, then the principal amount of, and any accrued and unpaid interest on, all of the New Notes then outstanding will immediately become due and payable without any further action or notice by any person. If any other Event of Default occurs and is continuing, then, the Trustee, by notice to the Company, or noteholders of at least 25% of the aggregate principal amount of New Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and any accrued and unpaid interest on, all of the New Notes then outstanding to become due and payable immediately. However, notwithstanding the foregoing, the Company may elect, at its option, that the sole remedy for an Event of Default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right of the noteholders to receive special interest on the New Notes for up to 180 days at a specified rate per annum not exceeding 0.50% on the principal amount of the New Notes.

The New Notes will be issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company is relying on this exemption from registration based in part on representations made by the investors in the New Notes in the Exchange Agreements.

A copy of the Form of Exchange Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The foregoing description of the Form of Exchange Agreement is qualified in its entirety by reference to such exhibit. A copy of the press release announcing the Transactions is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell, nor is it a solicitation of an offer to buy, the New Notes or the Company’s common stock, nor shall there be any sale of the New Notes or the Company’s common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction.

Item 3.02	Unregistered Sales of Equity Securities

The Information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. Any shares of the Company’s common stock that may be issued upon conversion of the New Notes will be issued in reliance upon Section 3(a)(9) of the Securities Act as involving an exchange by the Company exclusively with its security holders. Initially, a maximum of 13,017,960 shares of the Company’s common stock may be issued upon conversion of the Notes based on the initial maximum conversion rate of 21.6966 shares of common stock per $1,000 principal amount of Notes, which is subject to customary anti-dilution adjustment provisions.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Exchange Agreement

99.1	Press release of Guardant Health, Inc., dated February 7, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARDANT HEALTH, INC.

Date: February 7, 2025	By:	/s/ Michael Bell
Michael Bell
Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)